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FOR RELEASE October 17, 2002
For more information contact:
Patrick Fahey, President and Chief Executive Officer—(206) 340-4727
Bette Floray, Chief Financial Officer—(206) 224-8711
Joe Sexton, Corporate Relations—(360) 679-4181

PACIFIC NORTHWEST BANCORP ANNOUNCES
RECORD EARNINGS AND IMPROVED ASSET QUALITY

        Seattle, WA—October 17, 2002—Pacific Northwest Bancorp (Nasdaq: PNWB) today announced record quarterly earnings of $8.0 million or $0.51 per diluted share for the third quarter of 2002. This was a 31 percent increase compared to $6.1 million or $0.39 per diluted share for the same quarter last year. Net income was $23.4 million or $1.49 per diluted share for the nine months ended September 30, 2002, a 55 percent increase compared to $15.1 million or $0.96 per diluted share for the same period last year.

  Highlights and accomplishments during the third quarter of 2002 included:

  •
  Announced the planned acquisition of Bank of the Northwest headquartered in Portland, Oregon on July 22, 2002. The acquisition is expected to be finalized during the fourth quarter subject to regulatory and shareholder approval.

  •
  Third consecutive quarter of record earnings.

  •
  Ninth consecutive quarter of increased earnings.

  •
  Met or exceeded analysts' consensus earnings for ten consecutive quarters.

  •
  Non-performing assets decreased $2.3 million or 11.3 percent from June 30, 2002, and decreased $6.0 million or 24.3 percent from September 30, 2001.

  •
  Core deposits increased $44.5 million or 4.5 percent since June 30, 2002, and increased $182.6 million or 21.4 percent since September 30, 2001.

  •
  Efficiency ratio showed continued improvement to 57.3 percent for the quarter ended September 30, 2002, an 11.0 percent decrease from 64.4 percent a year ago.

        "We are pleased to report the third consecutive quarter of record earnings and improved asset quality during a time period when the Pacific Northwest economy has been encountering economic challenges," said Patrick M. Fahey, President and Chief Executive Officer. "The positive trends in our loan portfolio were the result of our disciplined underwriting practices and management's focus on implementing strategic initiatives to change the loan portfolio mix. The improvements in asset quality during the past year distinguish us from our peers in these economic times, and are a reflection of our experienced management team and credit officers who have worked successfully through several economic cycles during their careers." Fahey added.

        Management discussion and analysis included in this press release are presented for the consolidated financial statements of Pacific Northwest Bancorp and subsidiaries, which are collectively referred to as PNWB.

RESULTS OF OPERATIONS

        Return on average shareholders' equity was 15.81 percent for the quarter ended September 30, 2002, compared to 15.78 percent for the quarter ended June 30, 2002 and 12.83 percent for the quarter ended September 30, 2001. For the nine months ended September 30, 2002, return on average shareholders' equity was 15.50 percent, compared to 10.81 percent for the same period in 2001. Return on average assets was 1.13 percent for the quarter ended September 30, 2002, compared to 1.12 percent for the quarter ended June 30, 2002 and 0.88 percent for the quarter ended September 30, 2001. For the nine months ended September 30, 2002, return on average assets was 1.12 percent, compared to 0.71 percent for the same period in 2001.

        Net interest income was $27.0 million for both quarters ended September 30 and June 30, 2002, compared to $26.6 million for the quarter ended September 30, 2001. For the nine months ended September 30, 2002, net interest income was $81.3 million, compared to $72.7 million for the same period in 2001. The year-to-date net interest income increase from 2001 reflects the benefits of lower funding costs as a result of the declining rate environment last year and a change in the mix in loans and deposits.

        PNWB's net interest margin was 4.10 percent for the third quarter of 2002, which was relatively stable from the 4.12 percent for the previous quarter and a slight increase from the 4.04 percent for the third quarter 2001. Net interest margin for the nine months ended September 30, 2002 was 4.16 percent, compared to 3.67 percent for the same period in 2001. The increases from 2001 were primarily due to the repositioning of the balance sheet that resulted in a more favorable loan and deposit mix and a lower cost of funds that resulted from reductions in market interest rates during 2001.

        The provision for losses on loans was $1.7 million for the quarter ended September 30, 2002, consistent with second quarter 2002, and slightly higher than the $1.6 million for the quarter ended September 30, 2001. The level of the provision was based on management's evaluation of the Pacific Northwest regional economy and its resulting impact on the loan portfolio. Management continues to assess the level of the provision for loan losses based on the known and inherent risk characteristics in the loan portfolio. These risk characteristics include changes in the size and composition of the loan portfolio, delinquency levels, actual loan loss experience, detailed analysis of individual loans for which full collectibility may not be assured, and current economic conditions in PNWB's market area.

        Non-interest income was $5.2 million for the quarter ended September 30, 2002, compared to $5.4 million for the quarter ended June 30, 2002 and $5.1 million for the quarter ended September 30, 2001. The decrease from last quarter was primarily due to a decrease of $255,000 in mortgage banking revenue, partially offset by increases in service fees. Consistent with management's expectation, PNWB's mortgage banking revenue was $452,000 for the third quarter of 2002, a decrease from $707,000 for last quarter and $584,000 for the third quarter of 2001. The increased service fees in third quarter 2002 were primarily driven by higher deposit fees and higher revenue from certain types of lending activities. Non-interest income was $15.1 million and $15.9 million, respectively, for the nine-month periods ended September 30, 2002 and 2001. This decrease resulted primarily from lower gains on sale of securities in 2002, partially offset by increased service fees.

        Non-interest expense was $18.4 million for the quarter ended September 30, 2002, as compared to $18.7 million for the quarter ended June 30, 2002 and $20.1 million for the quarter ended September 30, 2001 (excluding goodwill amortization expense of $280,000). For the nine months ended September 30, 2002 and 2001, non-interest expense was $55.7 million and $57.8 million (excluding $1.5 million conversion and severance expenses and $840,000 goodwill amortization expense in 2001), respectively. The efficiency ratio for the third quarter 2002 improved to 57.31 percent, a decrease from 57.77 percent for the previous quarter and 64.37 percent for the same quarter a year ago. The decreases in non-interest expenses and efficiency ratio were the result of management's on-going initiatives to improve operational efficiency.

        General and administrative (G&A) expenses were $4.2 million for the quarter ended September 30, 2002, down from $4.3 million for the previous quarter and $5.8 million for the third quarter of 2001. Data processing expense was $1.4 million for both the second and third quarters of 2002, down from $1.6 million for the third quarter of 2001.

        The effective tax rate was 33.8 percent for the quarter ended September 30, 2002, compared to 34.0 percent for the quarter ended June 30, 2002, and 37.4 percent for the quarter ended September 30, 2001. The decrease from last quarter was primarily a result of slightly higher tax-exempt BOLI income. The effective tax rate decreased from third quarter 2001 due to both the tax-exempt BOLI income in 2002 and the elimination of non-tax deductible goodwill amortization expense arising from the adoption of SFAS No. 142 "Accounting For Goodwill and Other Intangible Assets" on January 1, 2002.

FINANCIAL CONDITION

        PNWB's consolidated assets were $2.83 billion as of September 30, 2002, compared to $2.86 billion as of June 30, 2002 and $2.80 billion as of September 30, 2001.

        Total securities available for sale were $795.3 million as of September 30, 2002, compared to $771.9 million as of June 30, 2002 and $785.0 million as of September 30, 2001.

        Net loans receivable were $1.79 billion as of September 30, 2002, compared to $1.82 billion as of June 30, 2002 and $1.79 billion as of September 30, 2001. Total commercial loans were $1.17 billion or 64.4 percent of the loan portfolio as of September 30, 2002, compared to $1.17 billion or 63.5 percent as of June 30, 2002, and $1.03 billion or 57.0 percent as of September 30, 2001. We continue to experience moderate growth in the commercial loan portfolio; however, the growth was more than offset by the decline in single-family mortgage and construction loans. Single-family mortgage loans held in the loan portfolio decreased to $248.4 million, or 13.6 percent of the loan portfolio as of September 30, 2002, compared to $270.0 million or 14.6 percent as of June 30, 2002, and $361.9 million or 20.0 percent as of September 30, 2001. The decreases were primarily due to early payoffs associated with the current interest rate environment and the change to the mortgage banking model of origination and sale of single-family mortgages.

        Total deposits were $1.82 billion as of September 30, 2002, compared to $1.84 billion as of June 30, 2002 and $1.68 billion as of September 30, 2001. Core deposits (checking, savings, and money market accounts) increased by $44.5 million, or 4.5 percent, from the previous quarter and by $182.6 million, or 21.5 percent from a year ago. The core deposit growth during this quarter was offset by a decline in the balance of wholesale and public certificates of deposit. The average balance of total deposits increased by $19.1 million from the second quarter 2002 and positively contributed to the eleven basis point decrease in our cost of funds quarter over quarter.

        Total borrowings were $777.9 million as of September 30, 2002, compared to $789.1 million as of June 30, 2002 and $888.6 million as of September 30, 2001. During this quarter, PNWB issued $12.0 million of trust preferred securities in conjunction with initiatives to strengthen its capital position in light of the pending acquisition of the Bank of the Northwest.

        PNWB's total shareholders' equity was $202.3 million as of September 30, 2002, compared to $202.1 million as of June 30, 2002 and $199.6 million as of September 30, 2001. Book value per share was $13.51 as of September 30, 2002, compared to $13.30 as of June 30, 2002 and $12.80 as of September 30, 2001. During the third quarter of 2002, PNWB completed the stock repurchase plan announced in January of this year. Under this plan, PNWB repurchased a total of 780,868 shares of its common stock at an average price of $27.85. PNWB's shareholders' equity increased from June 30, 2002 primarily due to net income of $8.0 million, an increase in the estimated fair value of securities available for sale of $1.2 million, stock issued under stock option plans of $0.4 million, offset by stock repurchases of $7.3 million and the third quarter cash dividends declared on common stock of $2.1 million.

ASSET QUALITY

        PNWB continued to experience positive trends in its loan portfolio relative to prior quarters. Total non-performing assets were $18.4 million or 0.65 percent of total assets as of September 30, 2002, down from $20.8 million or 0.73 percent of total assets as of June 30, 2002 and $24.3 million or 0.87 percent of total assets as of September 30, 2001. The $2.3 million decrease in non-performing assets was mostly attributable to loans being brought current or paid off in the commercial loan and single-family mortgage categories.

        PNWB's allowance for losses on loans was $22.8 million or 1.25 percent of loans receivable as of September 30, 2002, compared to $21.9 million or 1.19 percent of loans receivable as of June 30, 2002, and $19.6 million or 1.08 percent of loans receivable as of September 30, 2001. The allowance for loan losses represented 208.5 percent of non-accrual loans at September 30, 2002, compared to 147.4 percent at June 30, 2002 and 119.2 percent at September 30, 2001. Net charge-offs were $843,000 for the quarter ended September 30, 2002, a decrease from $871,000 for the quarter ended June 30, 2002, and $848,000 for the quarter ended September 30, 2001. Net charge-offs this quarter represented 0.18 percent of average loans receivable on an annualized basis compared to 0.19 percent for both last quarter and the same quarter one year ago. The allowance for losses on loans is maintained at a level considered sufficient to provide for estimated losses based on the evaluation of known and inherent risks in the loan portfolio and upon management's continuing analysis of factors underlying the quality of the loan portfolio.

        Management has assessed, and will continue to assess on an on-going basis, the impact of the Pacific Northwest regional economy on the credit risk in the loan portfolio. Currently, management is not aware of any unusually large loan concentrations in industries negatively impacted by the current economy. Management will continue to closely monitor PNWB's credit quality and focus on identifying potential problem credits and any loss exposure in a timely manner. Industry concentrations and related limits will continue to be subject to on-going assessments.

ACQUISITION UPDATE:

        On July 22, 2002, PNWB announced that it entered into an agreement to acquire Bank of the Northwest, headquartered in Portland, Oregon. Bank of the Northwest (Nasdaq: BKNW) is a commercial bank with assets of $385.4 million as of September 30, 2002 and has five banking offices in the metropolitan Portland market area. Bank of the Northwest shareholders will vote on the pending acquisition during a special meeting of shareholders on October 29, 2002. The merger is expected to close during the fourth quarter subject to regulatory and shareholder approval and other contingencies set forth in the agreement.

        Pacific Northwest Bancorp is a Washington based bank holding company providing financial services through its commercial bank subsidiary, Pacific Northwest Bank. Pacific Northwest Bank operates 54 Financial Centers in 18 counties throughout western and central Washington. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary, Pacific Northwest Financial Services, Inc. and insurance products available through its subsidiary, Pacific Northwest Insurance Agency Inc.

        This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission, including PNWB's annual report on Form 10-K for the year ended December 31, 2001.

PACIFIC NORTHWEST BANCORP AND SUBSIDIARIES
Financial Data (unaudited)
(Dollars in thousands except per share and share amounts)

	Quarter ended			Nine months ended
	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001
FINANCIAL RATIOS:
Return on average assets	1.13%	1.12%	0.88%	1.12%	0.71%
Return on average equity	15.81%	15.78%	12.83%	15.50%	10.81%
Efficiency ratio	57.31%	57.77%	64.37%	57.77%	67.86%
NET INTEREST MARGIN
Total yield on earnings assets	6.73%	6.86%	7.69%	6.86%	7.95%
Total cost of funds	2.92%	3.03%	4.07%	3.03%	4.76%
Net interest spread	3.81%	3.83%	3.62%	3.84%	3.19%
Net interest margin	4.10%	4.12%	4.04%	4.16%	3.67%
ALLOWANCE FOR LOSSES ON LOANS
Balance at beginning of period	$21,928	$21,099	$18,916	$20,123	$17,561
Provision for losses on loans	1,700	1,700	1,550	5,100	4,350
Loans charged off, net of recoveries	(843)	(871)	(848)	(2,438)	(2,293)

Balance at end of period	$22,785	$21,928	$19,618	$22,785	$19,618
Net loan charge-offs (annualized) as a percentage of average loans	0.18%	0.19%	0.19%	0.18%	0.17%
Allowance for losses on loans as a percentage of:
Total loans receivable	1.25%	1.19%	1.08%	1.25%	1.08%
Non-accrual loans	208.54%	147.37%	119.15%	208.54%	119.15%

	Sept. 30, 2002	June 30, 2002	Dec. 30, 2001	Sept. 30, 2001
SHAREHOLDERS' EQUITY
Book value per share	$13.51	$13.30	$12.86	$12.80
Equity to assets	7.16%	7.07%	7.31%	7.13%
Shares outstanding	14,977,547	15,194,143	15,595,204	15,596,136
NON-PERFORMING ASSETS
Non-accrual loans	$10,926	$14,880	$16,088	$16,465
Other real estate	7,478	5,873	5,762	7,861

Total non-performing assets	$18,404	$20,753	$21,850	$24,326
As a percentage of total assets	0.65%	0.73%	0.80%	0.87%
	Sept. 30, 2002	June 30, 2002	Dec. 30, 2001	Sept. 30, 2001
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
ASSETS
Cash and due from banks	$61,568	$69,626	$58,625	$58,968
Federal funds sold	5,150	31,900	—	5,100
Securities available for sale	795,265	771,853	757,018	784,947
Net loans receivable	1,793,261	1,815,287	1,788,432	1,788,810
Loans held for sale	22,166	23,021	43,757	38,640
Other real estate	7,478	5,873	5,762	7,861
Premises and equipment	48,750	49,448	50,837	52,023
Intangible assets	17,404	17,663	18,122	18,792
Bank owned life insurance	51,039	50,499	—	—
Other assets	23,507	21,871	18,955	42,787

Total assets	$2,825,588	$2,857,041	$2,741,508	$2,797,928
LIABILITIES
Non-interest-bearing deposits	$253,569	$220,267	$241,674	$233,054
Interest-bearing deposits	1,566,714	1,622,536	1,363,181	1,450,142

Total deposits	1,820,283	1,842,803	1,604,855	1,683,196
FHLB advances	602,461	626,821	714,526	684,300
Securities sold under agreements to repurchase	115,402	114,244	149,504	152,953
Trust preferred securities	48,000	36,000	37,500	38,500
Other borrowings	12,073	12,075	12,621	12,894
Other liabilities	25,036	23,047	22,016	26,458

Total liabilities	2,623,255	2,654,990	2,541,022	2,598,301
SHAREHOLDERS' EQUITY
Paid in capital	7,054	13,819	26,757	27,013
Retained earnings	189,963	184,108	172,967	168,180
Accumulated other comprehensive gain:	5,316	4,124	1,305	5,248
Debt related to ESOP	—	—	(543)	(814)

Total shareholders' equity	202,333	202,051	200,486	199,627

Total liabilities and shareholders' equity	$2,825,588	$2,857,041	$2,741,508	$2,797,928

	Quarter ended			Nine months ended
	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001
CONSOLIDATED STATEMENT OF OPERATIONS
INTEREST INCOME
Loans receivable	$34,115	$34,548	$38,354	$103,172	$117,457
Securities available for sale	10,046	10,391	12,166	30,837	39,452
Other	33	67	143	108	580

Total interest income	44,194	45,006	50,663	134,117	157,489
INTEREST EXPENSE
Deposits	9,381	9,744	13,652	28,001	47,665
FHLB advances and other borrowings	6,193	6,331	7,231	19,098	24,804
Securities sold under agreements to repurchase	783	996	2,168	2,975	9,314
Trust preferred securities	896	901	987	2,723	2,963

Total interest expense	17,253	17,972	24,038	52,797	84,746
Net interest income before provision for losses on loans	26,941	27,034	26,625	81,320	72,743
Provision for losses on loans	1,700	1,700	1,550	5,100	4,350

Net interest income after provision for losses on loans	25,241	25,334	25,075	76,220	68,393
NON-INTEREST INCOME
Service fees	3,338	3,281	2,845	9,796	8,536
Mortgage banking revenue	452	707	584	1,907	1,556
Investment product fees and insurance commissions	513	508	571	1,349	1,792
Bank owned life insurance income	540	499	—	1,039	—
Gain on sale of securities	—	40	514	40	1,658
Gain on sale of partnership	—	—	—	—	574
Other	327	329	596	987	1,747

Total non-interest income	5,170	5,364	5,110	15,118	15,863

	Sept. 30, 2002	June 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001
NON-INTEREST EXPENSE
Compensation and employee benefits	$9,743	$9,977	$9,732	$29,539	$28,812
General and administrative	4,180	4,292	5,824	12,738	16,148
Occupancy and equipment	3,025	3,042	3,120	9,188	8,924
Data processing	1,412	1,397	1,604	4,193	4,593
Conversion and integration expenses	—	—	—	—	1,290
Severance and employment agreements	—	—	—	—	200
Other real estate owned	42	8	147	52	161

Total non-interest expense	18,402	18,716	20,427	55,710	60,128
Income before federal income taxes	$12,009	$11,982	$9,758	$35,628	$24,128
FEDERAL INCOME TAX EXPENSE	4,056	4,070	3,651	12,199	9,024

NET INCOME	$7,953	$7,912	$6,107	$23,429	$15,104
BASIC NET INCOME PER SHARE	$0.53	$0.52	$0.39	$1.53	$0.97
DILUTED NET INCOME PER SHARE	$0.51	$0.50	$0.39	$1.49	$0.96
Basic weighted average shares outstanding	15,104,147	15,353,873	15,583,115	15,329,286	15,543,215
Diluted weighted average shares outstanding	15,553,086	15,810,228	15,750,775	15,746,130	15,697,292

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PACIFIC NORTHWEST BANCORP ANNOUNCES RECORD EARNINGS AND IMPROVED ASSET QUALITY
PACIFIC NORTHWEST BANCORP AND SUBSIDIARIES Financial Data (unaudited) (Dollars in thousands except per share and share amounts)